EXECUTION COPY

_____________________________________________________________________________

SUBSCRIPTION AGREEMENT

Dated as of December 22, 2011

BY AND AMONG

Pampa Holdings LLC

Pampa F&F LLC

AND

Labmex International S.A.R.L.

______________________________________________________________________________

SUBSCRIPTION AGREEMENT (the “Agreement”), dated as of December 22, 2011, by and among the following parties:

-                    PAMPA HOLDINGS LLC, a limited liability company organized under the laws of Delaware (“Pampa”)

-                    PAMPA F&F LLC, a limited liability company organized under the laws of Delaware (“F&F”); and

-                    LABMEX INTERNATIONAL S.A.R.L. (“Labmex” or “Subscriber” and, together with F&F, the “Members”).

WHEREAS, the Members formed Pampa, a limited company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et  seq.), as amended (the “Act”);

WHEREAS, on April 14, 2008, the Members entered into an Amended and Restated Limited Liability Company Operating Agreement (as amended from time to time, the “Operating Agreement”), with respect to Pampa;

WHEREAS, Pampa is authorized to issue membership interests in Pampa (the “Membership Interests”) in exchange for a capital contribution by an investor;

WHEREAS, each of F&F and the Subscriber wishes for the Subscriber to be subscribed for Membership Interests equal to the Labmex Percentage;

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.

1.1.  Definitions. Capitalized terms used herein are used as defined in this Section 1, as defined elsewhere in this Agreement or as defined in the Operating Agreement.

(a)                “Act” has the meaning set forth in the recitals.

(b)               “Affiliate” means, with respect to any Person, (a) a Person that controls, is controlled by or is under common control with another person and (b) with respect to any natural person, any trust established for the benefit of such natural Person or for the benefit of any Person that is related by blood (up to third grade), marriage or adoption to such natural Person or any executor or administrator of the estate of such natural Person or any Person meeting the requirements of clause (a).

(c)                “Agreement” has the meaning set forth in the introductory paragraph.

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(d)               “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York or Buenos Aires, Argentina are authorized or obligated to be closed.

(e)                “Charter Documents” means, with respect to any entity, its bylaws, charter, memorandum, certificate of incorporation, articles of association, operating agreement or other similar organizational document.

(f)                “Closing” means the date of the closing of the transactions contemplated by the Purchase Agreement in accordance with the terms of the Purchase Agreement.

(g)               “Company” has the meaning set forth in the recitals.

(h)               “Contracts” means any and all agreements, commitments or other binding undertakings.

(i)                 “F&F” has the meaning set forth in the introductory paragraph.

(j)                 “ICC” and “ICC Rules” have the meaning set forth in Section 4.12(a).

(k)               “Labmex” has the meaning set forth in the introductory paragraph.

(l)                 “Labmex ADS Proceeds Allocation” means the pro rata allocation of any cash proceeds from any Securities sold by Pampa from the date hereof through the Redemption Date, determined by multiplying (i) the aggregate amount of such cash proceeds by (ii) the Labmex Percentage.

(m)             “Labmex Contribution” has the meaning set forth in Section 2.2(a).

(n)               “Labmex Percentage” means 12.57710% of the total Membership Interests, on a fully-diluted basis.

(o)               “Labmex Return” has the meaning set forth in Section 2.3(a).

(p)               “Labmex Securities” means a total of 3,150,000 Securities.

(q)               “Labmex Sold ADS Allocation” means the pro rata allocation of any Securities sold for cash proceeds by Pampa from the date hereof through the Redemption Date, determined by multiplying (i) the aggregate number of such Securities sold by (ii) the Labmex Percentage.

(r)                 “Laws” has the meaning set forth in Section 3.1(b)(iii).

(s)                “Lien” means any mortgage, lien, surety, restriction, option, pledge, charge, security interest, right of first refusal or other encumbrance of any kind (other than Liens created pursuant to any Corporate Governance Document or any other agreement among the parties in effect on the date hereof).

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(t)                 “Managing Member” has the meaning set forth in the Operating Agreement.

(u)               “Member” has the meaning set forth in the recitals.

(v)               “Membership Interests” has the meaning set forth in the recitals.

(w)             “Necessary Action” means, with respect to a result required to be caused, all reasonable actions (to the extent such actions are permitted by applicable Law and are within such Person’s control) necessary to cause such result, which actions may include, without limitation, (a) voting or providing a written consent or proxy with respect to any shares of capital stock, (b) causing the adoption of shareholders resolutions and amendments to any applicable Charter Documents, (c) causing a company of which a Person is an equity owner or any member of the applicable board of directors (to the extent such members were nominated or designated by the person obligated to undertake the Necessary Action and subject to any fiduciary duties that they may have as directors) to act, vote or provide a written consent or proxy in a certain manner or causing them to be removed in the event they do not act in such a manner, (d) executing agreements and instruments, and (e) making, or causing to be made, with applicable authorities or other Persons, all filings approvals, registrations or similar actions that are required to achieve such result.

(x)               “Operating Agreement” has the meaning set forth in the recitals.

(y)               “Pampa” has the meaning set forth in the introductory paragraph.

(z)                “Permits” means all permits, authorizations, approvals, registrations or licenses granted by or obtained from any governmental, administrative or regulatory authority.

(aa)            “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or any individual or entity with legal capacity recognized by any applicable law.

(bb)           “Proceeding” means any action, suit, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

(cc)            “Redemption Consideration” has the meaning set forth in Section 2.3(a).

(dd)          “Redemption Date” has the meaning set forth in Section 2.3(b).

(ee)            “Securities” means the American Depositary Shares, evidenced by American Depositary Receipts issued by The Bank of New York, as depositary, and each representing 25 shares of common stock of Pampa Holding S.A., a company organized in Argentina, and any security obtained by Pampa in exchange for any such Securities.

(ff)             “Subscriber” has the meaning set forth in the recitals.

(gg)           “Trigger Date” has the meaning set forth in Section 2.3(b).

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(hh)           “United States” means the United States of America.

1.2.  Interpretation.  All terms defined in this Agreement in the singular shall have the same meaning when used in the plural and vice versa.  The words “hereof,” “herein” and “hereunder,” and the words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement and the words “section,” “subsection,” “Annex” and “Exhibit” refer to this Agreement unless otherwise noted.  All requirements for votes or consent in this Agreement shall mean votes or consent provided in writing from any Person from which a vote or consent is required.  Any reference in this Agreement to any other agreement, including, but not limited to, the Operating Agreement, shall refer to that Agreement as it may be amended from time to time in accordance with its terms (unless otherwise expressly stated).

Section 2. Subscription.

2.1.  Subscription, Sale and Issuance of Membership Interests. Subject to the terms and conditions hereof, and in reliance upon the representations, warranties, covenants and other agreements of Pampa and the Members contained in this Agreement, the Subscriber irrevocably subscribes for and shall purchase, and Pampa shall issue, sell and deliver to the Subscriber as provided in Section 2.2, Membership Interests equal to the Labmex Percentage.

2.2.  Payment of Securities Contribution and Delivery of Membership Interests.

(a)                On the date hereof, the Subscriber contributed the Labmex Securities to Pampa (the “Labmex Contribution”).  The Labmex Contribution is for the benefit of Pampa pursuant to the Operating Agreement and is in exchange for (i) the issuance and delivery of the Membership Interests as contemplated by clause (b) below and (ii) the other agreements of Pampa contained herein, including without limitation the agreements contained in Section 2.3.

(b)               In consideration of the Labmex Contribution: (i) Pampa shall issue and deliver on the date hereof the Membership Interests to the Subscriber equal to the Labmex Percentage, to be recorded in the books and records of Pampa; and (ii) Pampa hereby enters into the other agreements contained herein, including without limitation the agreements contained in Section 2.3.

(c)                F&F, as Managing Member, hereby approves the transactions contemplated by this Agreement, including the Labmex Contribution, the issuance of the Memebrship Interests to the Subscriber and the agreements contained in Section 2.3.

2.3.  Redemption.

(a)                Notwithstanding any provision of the Operating Agreement, Pampa shall sell all (but not part) of the Labmex Return to the Subscriber on the Redemption Date for the Redemption Consideration.  “Redemption Consideration” means all of the Membership Interests to be issued to the Subscriber in exchange for the Labmex Contribution pursuant to this Agreement.  “Labmex Return” means (i) the Labmex Securities minus  (ii) the Labmex Sold ADS Allocation plus (iii) the Labmex ADS Proceeds Allocation.

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(b)               “Redemption Date” means the date that is seventy (70) days after the first anniversary of this Agreement (the “Trigger Date”); provided  that the Trigger Date may be extended by written agreement of Pampa and the Subscriber.  On the Redemption Date, (i) Pampa shall be bound to deliver the Labmex Return to the Subscriber and (ii) the Subscriber shall be bound to deliver the Redemption Consideration to Pampa.

Section 3.  Representations, Warranties and Covenants.

3.1.  Representations and Warranties.  Pampa and the Members each hereby acknowledges, represents and warrants to, and agrees with, each other, as of the date hereof, as follows:

(a)                Such party has the legal capacity or corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  Such party is duly organized and validly existing under the applicable laws, rules or regulations of any governmental, administrative or regulatory authority (“Laws”) of its jurisdiction of organization, and the execution of this Agreement and/or the consummation of the transactions contemplated hereby have been duly authorized by all Necessary Action, and no other act or Proceeding, corporate or otherwise, on its part is or will be necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.  This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

(b)               Neither the execution of this Agreement by such party nor the performance by such party of its obligations hereunder nor the consummation of the transactions contemplated hereby does or will:

(i)     conflict with or violate any Charter Document of such party;

(ii)   violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to accelerate, renegotiate or terminate or receive any payment, or constitute a default or an event of default (or an event that with notice, lapse of time, or both, would constitute a default or event of default) under the terms of, any Contracts or any Permits to which it is a party or by which it or any of its assets or operations are bound or affected; or

(iii)   constitute a violation by such party of any Laws or any judgments, orders, rulings or awards of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority.

(c)                No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, in connection with (i) the execution or enforceability of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

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(d)               Each of such party, its Affiliates, such party’s and its Affiliates’ respective assets, and such party’s and its Affiliates’ respective business and record keeping practices is not currently in violation of any Laws, which violations could at any time (including, without limitation, after the date hereof) have a material adverse effect upon (i) such party or its Affiliates or (ii) such party’s ability to perform its obligations hereunder.

(e)                There is no action, suit, investigation or proceeding by or before any governmental authority pending or threatened against or affecting such party that would have a material adverse effect on its ability to consummate the transactions contemplated hereby.  There is no injunction, writ, preliminary restraining order or any order of any nature issued by any governmental authority affecting such party or its capital stock, directing that any of the material transactions provided for in this Agreement not be consummated as hereby provided.

3.2.  Additional Representations, Warranties and Covenants of the Subscriber.  The Subscriber hereby acknowledges, represents and warrants to, as of the date hereof, as follows:

(a)                The Subscriber understands that the Membership Interests have not been and will not be registered under any securities laws and represents that:

(i)     The Subscriber has such knowledge and experience in financial affairs and is capable of evaluating the merits and risks of purchasing Membership Interests, and the Subscriber’s financial situation is such that the Subscriber can afford to bear the economic risk of holding the Membership Interests in Pampa for an indefinite period of time and can afford to suffer the complete loss of its investment in such Membership Interests;

(ii)   The Subscriber is acquiring the Membership Interests in Pampa for its own account and not with a view to or for sale in connection with any distribution of all or any part of such Membership Interests; and

(iii) The Subscriber has either consulted its own investment advisor, attorney or accountant about the investment and proposed purchase of Membership Interests and its suitability to the Subscriber, or the Subscriber has chosen not to do so, despite the Managing Member’s recommendation that the Subscriber consult such professionals.

(b)               Except as otherwise disclosed by the Subscriber and acknowledged by the Managing Member, if the Subscriber is a U.S. Person (being a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if (x) a U.S. court is able to exercise primary supervision over the trust's administration and (y) one or more United States persons have the authority to control all of the trust's substantial decisions), the Subscriber hereby acknowledges, represents and warrants to, and agrees with, Pampa as follows:

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(i)     The Subscriber understands that Pampa has not been registered as an investment adviser under the Investment Advisers Act of 1940 in reliance upon an exemption from registration provided by Section 203(b)(3) thereunder, and it agrees that any Membership Interest the Subscriber acquires may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of in any manner that would require Pampa to register as an investment adviser under the Investment Advisers Act.  In particular and without limitation, the Subscriber is not an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or an entity that has elected to be a business development company (as defined in Section 202(a)(22) of the Investment Advisers Act) pursuant to Section 54 of the Investment Company Act (and has not withdrawn such election), and the Subscriber covenants that that it will not transfer, pledge, hypothecate or otherwise dispose of its Membership Interest to any such investment company or business development company;

(ii)   The Subscriber understands that the offering and sale of the Membership Interests are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable U.S. state securities laws by virtue of the private placement exemption from registration provided in Section 4(2) of the Securities Act and exemptions under applicable U.S. state securities laws, and it agrees that any Membership Interest acquired by the Subscriber may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of in any manner that would require Pampa to register the Membership Interests under the Securities Act.  The Subscriber understands that Pampa requires each investor in Pampa to be an “accredited investor” as defined in Rule 501(a) of Regulation D (“Accredited Investor”) of the Securities Act and the Subscriber represents and warrants that it is an Accredited Investor.  The Subscriber covenants that it will not transfer, pledge, hypothecate or otherwise dispose of its Membership Interest (or any portion thereof) to any Person that the Managing Member reasonably believes is not an Accredited Investor;

(iii) The Subscriber understands that Pampa has not been registered as an investment company under the Investment Company Act in reliance upon an exemption from registration provided by Section 3(c)(1) thereunder, and it agrees that any Membership Interest acquired by the Subscriber may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of in any manner that would require Pampa to register as an investment company under the Investment Company Act;

(iv) Beneficial ownership by the Subscriber of its Membership Interest does not constitute beneficial ownership by more than one person for purposes of Section 3(c)(1) of the Investment Company Act.  If the Subscriber, by virtue of the Membership Interest subscribed for hereby, would own more than ten percent (10%) of the aggregate Membership Interests of Pampa, as of the date of the acquisition of the Subscriber’s Membership Interest, the Subscriber is not an “investment company” under the Investment Company Act and would not, but for the exception set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, be an “investment company” under the Investment Company Act;

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(v)   If the Subscriber is a corporation, partnership, trust or other entity, it was not formed or recapitalized for the specific purpose of acquiring a Membership Interest in Pampa;

(vi) If the Subscriber is a partnership, limited liability company or trust, none of the beneficial owners of the Subscriber’s securities, except the general partner, managing member or trustee, as the case may be, of such Subscriber, is empowered to determine (i) whether or not the Subscriber should invest in Pampa and (ii) how much of such beneficial owner’s contributed capital to the Subscriber should be invested in Pampa;

(vii)                       The Subscriber agrees to deliver to the Managing Member such other information as to certain matters under the Securities Act and the Investment Company Act as the Managing Member may reasonably request in order to ensure compliance with such Acts and the availability of any exemption thereunder;

(viii)                     The Subscriber acknowledges and agrees that, pursuant to this Agreement, the Managing Member has the power and discretion to make all investment decisions in accordance with the terms of the Agreement.  Accordingly, the Subscriber acknowledges that neither the Managing Member nor any affiliate thereof has rendered or will render any investment advice or securities valuation advice to the Subscriber, and that the Subscriber is neither subscribing for nor acquiring any Membership Interest in reliance upon, or with the expectation of, any such advice.

(ix) The Subscriber understands that Pampa intends to be classified and taxed as a partnership for U.S. federal tax purposes and not as a publicly traded partnership, and accordingly the Subscriber agrees that it will not transfer or assign any Membership Interest in Pampa, or cause any such Membership Interest to be marketed, on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b)(2) of the Code, including, without limitation, an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations;

(x)   None of the information concerning the Subscriber nor any statement, representation or warranty made by the Subscriber in this Agreement or in any document required to be provided under this Agreement (including, without limitation, any Forms W-9, W-8BEN, W-8EXP and W-8IMY) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading; and

(xi) The Subscriber agrees that the foregoing representations, warranties and agreements contained in this subsection (b) shall survive the execution of this Agreement and the dissolution of Pampa, without limitation as to time.  Without limiting the foregoing, the Subscriber agrees to give the Managing Member prompt written notice in the event that any representation of the Subscriber contained in this subsection (b) or any information provided by the Subscriber herein or in any document required to be provided under this Agreement (including, without limitation, any Forms W-9, W-8BEN, W-8EXP and W-8IMY) ceases to be true at any time following the date hereof.

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(c)                The Subscriber acknowledges that it is aware that:

(i)     No federal or state agency has passed upon the Membership Interests or made any finding or determination as to the fairness of this investment.  This Agreement has not been filed with the U.S. Securities and Exchange Commission or with any securities administrator under state securities laws;

(ii)   There are substantial risks incident to the purchase of Membership Interests;

(iii) There are substantial restrictions on the transferability of Membership Interests under this Agreement and under applicable law including, but not limited to, the fact that (x) there is no established market for the Membership Interests and no public market for the Membership Interests will develop; (y) the Membership Interests will not be, and the Subscriber has no rights to require that the Membership Interests be, registered under the Securities Act or the securities laws of the various states and therefore cannot be resold, pledged, assigned or otherwise disposed of unless subsequently registered or unless an exemption from such registration is available; and (z) the Subscriber may have to hold the Membership Interest herein subscribed for and bear the economic risk of this investment indefinitely and it may not be possible for the Member to liquidate its investment in Pampa; and

(iv) With respect to the tax and other legal consequences of an investment in the Membership Interest, the Subscriber is relying solely upon the advice of its own tax and legal advisors.

(d)               The Labmex Securities have been validly issued and are fully paid and nonassessable.  The Subscriber has good and valid title to the Labmex Securities, free and clear of any and all Liens.

3.3.  Additional Representation of Pampa.  Pampa represents to the Subscribers, as of the date hereof, that the Membership Interests have been validly issued, fully paid and are nonassessable and free and clear of any and all Liens.

Section 4.  Miscellaneous.

4.1.  Termination.

(a)                This Agreement shall terminate as between Pampa and any Member upon:

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(i)                 dissolution of Pampa in accordance with Section 5.01 of the Operating Agreement; or

(ii)               notification by such Member to the Managing Member of Pampa or its representative, that such Member desires to terminate its membership in Pampa.

(b)               Upon termination of this Agreement as between Pampa and any Member, such Member’s Membership Interests shall be cancelled and such Member’s Securities Contribution shall be returned to such Member, in accordance with Article 5 of the Operating Agreement, in proportion to such Member’s Membership Interests over  the total Membership Interests issued by Pampa.

4.2.  Notices.  All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile (with confirmation copies delivered personally or by courier within three Business Days), as follows:

If to Pampa, to:

Javier Douer

Grupo Dolphin S.A

Bouchard 547 - 26th Floor

Buenos Aires, Argentina

Tel: (54) 11-4510-9514

Fax: (54) 11-4510-9555

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Juan Giráldez

Telephone: 212.225.2000

Fax: 212.225.3999

If to F&F, to:

c/o Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Juan Giráldez

Telephone: 212.225.2000

Fax: 212.225.3999

If to Labmex, to:
6, Rue Adolphe Fische, L-1520 Attention: Labmex International S.ar.L. Tel: (352) 40 25 05 1 Fax: (352) 40 25 05 66
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or to such other address as the party to whom notice is to be given may provide in a written notice to the other party.

4.3.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.  Pampa and the Members may agree on the text of a Spanish translation of this Agreement and execute such translation in one or more counterparts, for purposes of obtaining any consents of applicable governmental authorities in connection with the transactions contemplated hereby, but the English language version shall govern for purposes of any dispute between the parties which may arise out of or in connection with this Agreement.

4.4.  Entire Agreement.   This Agreement (including the Schedules and Exhibits hereto) sets forth the entire understanding and agreement between the Members and Pampa as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.  In the event of any inconsistency between this Agreement and any document executed or delivered to affect the purposes of this Agreement, this Agreement shall govern.

4.5.  Governing Law.   This Agreement shall be governed in all respects, including validity, interpretation and effect, without regard to principles of conflicts of law, by the laws of the state of New York, United States.

4.6.  Enforceability.  In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the parties hereto.

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4.7.  Obligations.  All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

4.8.  Assignment.  This Agreement is not transferable or assignably by the Members.  Any purported assignment of this Agreement or the rights or obligations hereunder shall be null and void.

4.9. Modification.  Neither this Agreement nor any provisions hereof shall be waived, modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom the waiver, modification, change, discharge or termination is sought.

4.10.  Headings.  The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

4.11.  Specific Performance.  The parties agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of breach by any party damages would not be an adequate remedy, and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

4.12.  Arbitration.

(a)                Except for obtaining relief from a court of competent jurisdiction in the form of provisional or conservatory measures (including, without limitation, preliminary injunctions to prevent breaches hereof) or as otherwise provided under Section 4.11, the parties hereto irrevocably agree that any and all disputes that may arise out of or in connection with this Agreement shall be finally settled by arbitration in New York City by three arbitrators appointed in accordance with the Rules of Conciliation and Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”).  The parties hereto agree that each arbitrator appointed in connection herewith shall be licensed to practice law in New York.  In the event an appointed arbitrator may not continue to act as an arbitrator of such panel, then the party (or parties in the case of the third arbitrator) that appointed such arbitrator shall have the right to appoint a replacement arbitrator in accordance with the provisions of this Section 4.12(a).

(b)               Unless the parties otherwise agree, all submissions and awards in relation to arbitration under this Agreement shall be made in English and all arbitration Proceedings and all pleadings shall be in English.  Original documents in English or Spanish may be submitted as evidence in their original language; witnesses not fluent in English may give evidence in their native tongue (with appropriate translation).  Original documents in a language other than English or Spanish shall be submitted as evidence in English translation accompanied by the original or true copy thereof.

(c)                The ICC procedural rules shall govern all arbitrations hereunder; provided, that (i) each party may call upon the other to supply the arbitrator with documents in such other party’s control relevant to the dispute; (ii) each party shall be entitled to present the oral testimony of witnesses as to fact and expert witnesses; (iii) each party shall be entitled to question directly any witnesses who present testimony to the arbitral panel; and (iv) at the request any either party, a written transcript shall be made of each hearing before the arbitral panel and shall be furnished to the parties.  The arbitral panel may, at the request of a party, order provisional or conservatory measures (including, without limitation, preliminary injunctions to prevent breaches hereof) and the parties shall be able to enforce the terms and provisions of such orders in any court having jurisdiction.

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(d)               Each party to such arbitration shall pay its own legal fees and expenses incurred in connection with the arbitration and the expense of any witness produced by it.  The cost of any stenographic record and all transcripts thereof shall be prorated equally among all parties ordering copies and shall be paid by such parties directly to the reporting agency.  All other expenses of the arbitration, including required traveling and other expenses and fees of the arbitrators and the expenses of any witness or the cost of any proof produced at the request of the arbitrator, shall be borne as determined by the arbitrator.

(e)                Any award shall be made in the currency in which the obligation would have been paid, if the obligation with respect to which the award is made was an obligation to pay money, or in U.S. Dollars in all other cases.

(f)                Any award in connection with the aforementioned arbitration proceeding shall be final, binding and not subject to appeal, and any judgment upon such award may be entered and enforced in any court of competent jurisdiction.  To the extent permitted by applicable Law, the parties hereby waive all challenge to any award of an arbitrator under this Section.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

PAMPA HOLDINGS LLC

By:___________________________
Name:
Title:

PAMPA F&F LLC

By:___________________________
Name:
Title:

LABMEX INTERNATIONAL S.A.R.L.

By:___________________________
Name:
Title:

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